Exhibit 99.1

Eric Schuck Named President of Arrow Europe, Middle East and Africa (EMEA) Components

Brian McNally to Assume New Global Role in 2012

MELVILLE, N.Y.--(BUSINESS WIRE)--October 17, 2011--Arrow Electronics, Inc., (NYSE:ARW) today announced that Eric Schuck has been named president of Arrow Europe, Middle East and Africa (EMEA) Components effective immediately.

In this role, Mr. Schuck will lead the electronics components products and services business for the EMEA region, reporting to Peter Kong, president, Arrow Global Components. Arrow EMEA provides electronic components, services and solutions to a broad range of original equipment manufacturers as well as contract manufacturers.

Mr. Schuck has served as vice president of sales for EMEA Components since 2010. Prior to this, he was managing director for Arrow Central Europe. Mr. Schuck joined Arrow in 1984 and his career has included progressively more significant leadership roles within sales, marketing and asset management across the EMEA and Americas regions.

Mr. Schuck is assuming responsibility for EMEA Components from Brian McNally, as part of a strategic succession plan. Mr. McNally will remain in Europe to ensure a seamless transition through the end of 2011 when he will return to the United States to assume a senior strategic global assignment within the Global Components organization.

“Eric’s broad experiences at Arrow, along with his proven track record of leadership and success, make him the ideal person to succeed Brian in leading our EMEA Components organization,” said Mr. Kong. “We thank Brian for his many contributions to the EMEA region over the past three years not the least of which has been unifying the region into a One Arrow model. We look forward to his many future contributions to the Global Components business.”

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for over 1.200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

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